SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 30, 2013

FRAC WATER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-156480	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#149, 19744 Beach Boulevard Huntington Beach, CA	92648
(Address of principal executive offices)	(Zip Code)

(714) 475-3516
(Registrant’s telephone number, including area code)

Surf A Movie Solutions Inc.
(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03            Entry into a Material Definitive Agreement.

On August 30, 2013, Surf A Movie Solutions Inc., a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company merged with its newly formed, wholly owned subsidiary, Frac Water Systems, Inc., a Nevada corporation (“Merger Sub” and such merger transaction, the “Merger”). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named Frac Water Systems, Inc.

As permitted by Chapter 92A.180 of Nevada Revised Statutes, the sole purpose of the Merger was to effect a change of the Company’s name. Upon the filing of Articles of Merger (the “Articles of Merger”) with the Secretary of State of Nevada on August 30, 2013 to effect the Merger, the Company’s articles of incorporation were deemed amended to reflect the change in the Company’s corporate name.

A copy of the Articles of Merger as filed with the Secretary of State of Nevada on August 30, 2013 is attached as Exhibit 2.1. A copy of the Merger Agreement is attached as Exhibit 2.2.

The Company’s common stock will temporarily remain listed for quotation on OTC Markets under the current symbol “SURF” until new a symbol is assigned by Financial Industry Regulatory Authority, Inc. (FINRA). The Company will publicly announce the new trading symbol when assigned by FINRA and the effective date of the symbol change.

We are currently engaged in discussions involving a possible business combination which will enable us to engage in the business of waste water treatment, recycling and disposal with a principal focus on the global oil and gas markets. With the permission of the proposed party to such business combination and as provided herein, we have changed our name to “Frac Water Systems, Inc.” to facilitate these discussions.  If the parties determine not to proceed with the business combination, we will change our name back to Surf A Movie Solutions Inc. or adopt another name.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

2.1	Articles of Merger as filed with the Nevada Secretary of State on August 30, 2013

2.2	Agreement and Plan of Merger, dated August 30, 2013, by and between Surf A Movie Solutions Inc. and Frac Water Systems, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRAC WATER SYSTEMS, NC.

Date: September 4, 2013	By:	/s/ Fadi Zeidan
Fadi Zeidan
President

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